Exhibit 99

Contact Stewart E. McClure, Jr. at 908-630-5000

SOMERSET HILLS BANK ANNOUNCES PLANS FOR TWO
NEW BRANCHES

        BERNARDSVILLE, NEW JERSEY, March 11, 2005… Stewart E. McClure, Jr., President and CEO of Somerset Hills Bank today announced that leases have been signed for two new new branch sites, in Madison and Stirling, New Jersey, subject to regulatory and municipal approvals. The addition of these two branches will bring the total number of Somerset Hills Bank branches to six.

        McClure said, “We are extremely pleased and excited about the continued growth of our franchise. Madison fits perfectly within our existing footprint and is a dynamic, high-growth community. The same is true of our other new site in Stirling. We believe that in both communities individuals and businesses alike will welcome our old-fashioned, friendly personal service, coupled with the most up-to-date and sophisticated products available anywhere in the marketplace.”

        The Madison office will be located on the east end of Main Street at 267-269, in front of the Madison Car Wash. In Stirling, the office will be located at 1050 Valley Road, near the intersection with Plainfield Road, and will be part of a larger development planned for the site. Both offices are planned to be open in late 2005 or early 2006.

        Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants are traded under the symbol SOMHW.